Exhibit 99.1

Fluor Corporation	Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621 tel

469.398.7000 main tel	Jason Landkamer
Investor Relations 469.398.7222 tel

News Release

Fluor Corporation Adopts limited duration Stockholder Rights Agreement

IRVING, Texas (March 25, 2020) – Fluor Corporation (NYSE:FLR) (the “Company”) today announced it has adopted a limited duration stockholder rights agreement and declared a dividend distribution of one preferred share purchase right on each outstanding share of the Company’s common stock.

The rights are designed to ensure that all of the Company’s stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to protect against abusive tactics to gain control of the Company without paying all Fluor stockholders a premium for that control. The rights are intended to enable all of the Company’s stockholders to realize the long-term value of their investment in the Company. The rights will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

“Fluor’s end market diversification strategy, along with its ample liquidity, position the Company to deliver long-term value for its stockholders,” said Alan Boeckmann, Fluor’s executive chairman. “This limited duration rights agreement will protect stockholders from efforts to capitalize on recent market volatility as a result of the COVID-19 pandemic.”

The rights will be exercisable only if a person or group acquires 10% or more of the Company’s outstanding common stock. Each right will entitle stockholders to buy one one-thousandth of a share of a new series of junior participating preferred stock at an exercise price of $50.00.

If a person or group acquires 10% of the Company’s outstanding common stock, each right will entitle its holder (other than such person or members of such group) to purchase for $50.00 a number of Company common shares having a market value of twice such price. In addition, at any time after a person or group acquires 10% of the Company’s outstanding common stock (unless such person or group acquires 50% or more), the Company’s Board of Directors may exchange one share of the Company’s common stock for each outstanding right (other than rights owned by such person or group, which would have become void).

Prior to the acquisition by a person or group of beneficial ownership of 10% of the Company’s common stock, the rights are redeemable for $0.01 per right at the option of the Board of Directors.

The dividend distribution will be made on April 10, 2020, payable to stockholders on that date and is not taxable to stockholders. The rights will expire on December 31, 2020, unless the rights are earlier redeemed or exchanged.

A copy of the stockholder rights agreement will be contained in a Form 8-K to be filed with the Securities and Exchange Commission.

Gibson, Dunn & Crutcher LLP is acting as legal counsel to the Company.

About Fluor Corporation

Founded in 1912, Fluor Corporation (NYSE: FLR) is a global engineering, procurement, fabrication, construction and maintenance company that transforms the world by building prosperity and empowering progress. Fluor serves its clients by designing, building and maintaining safe, well executed, capital-efficient projects around the world. With headquarters in Irving, Texas, Fluor ranks 164 on the Fortune 500 list with revenue of $19.2 billion in 2018 and has more than 47,000 employees worldwide. For more information, please visit www.fluor.com or follow Fluor on Facebook, Twitter, LinkedIn and YouTube.